                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              CONDOR SYSTEMS, INC.

The undersigned, Robert E. Young II and John Taft, hereby certify that:

1. They are the President and Secretary, respectively, of Condor Systems, Inc., a California corporation.

2. The Amended and Restated Articles of Incorporation of the corporation are further amended and restated to read as follows:

        FIRST: The name of this corporation is Condor Systems, Inc. (the "Corporation").

        SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of California as the name exists or may hereafter be amended {"CALIFORNIA LAW"), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code (the "CORPORATIONS CODE").

        THIRD:

        (A). CLASSES OF STOCK. This corporation is authorized to issue four classes of stock to be designated, respectively, "Class A Common Stock", Class B Common Stock, "Class C Common Stock" (collectively, "COMMON STOCK") and Preferred Stock. The Corporation is authorized to issue 60,000,000 shares of Class A Common Stock, par value $0.001 per share; 10,000,000 shares of Class B Common Stock, par value $0.001 per share, and 60,000,000 shares of Class C Common Stock, par value $0.001 per share. The Corporation is authorized to issue 10,000,000 shares of Preferred Stock, no par value.

        (B). RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by these Amended and Restated Articles ("RESTATED ARTICLES") may be issued from rime to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A1 Preferred Stock, which series shall consist of Three Hundred Thousand (300,000) shares and the Series A2 Preferred Stock, which series shall consist of Three Hundred Thousand (300,000) shares, are as set forth below in this Article III(B). The Board of Directors of the Corporation (the "BOARD") is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which may be


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granted to the Preferred Stock or series thereof in Certificates of
Determination or the Corporation's Restated Articles, the Board is also authorized to increase or decrease the number of shares of any series after the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The designation, number of shares constituting the Series A1 Preferred Stock and Series A2 Preferred Stock, and the relative rights, preferences, privileges and restrictions granted to or imposed upon each such series of Preferred Stock or the holders thereof are as follows:

        (1) DESIGNATION OF SERIES. The first series of Preferred Stock shall be and hereby is designated as Series A1 Preferred Stock which shall consist of Three Hundred Thousand (300,000) shares. The second series of Preferred Stock shall be designated as Series A2 Preferred Stock which shall consist of Three Hundred Thousand (300,000) shares. The Series A1 Preferred Stock and the Series A2 Preferred Stock are referred to as the "SENIOR PREFERRED STOCK".

        (2) RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of common stock of the Corporation ("COMMON STOCK") and each other class of capital stock of the Corporation except for any such class, the terms of which provide that such class shall rank on a parity with the Senior Preferred Stock. All equity securities of the Corporation to which the Senior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common stock, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

        (3) DIVIDENDS.

        (a) The holders of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at an annual rate equal to 15% of the Liquidation Value of Senior Preferred Stock (the "DIVIDEND RATE"). In the event the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to Section 5(c) or 5(d) hereof, the Dividend Rate shall be increased by adding
 .25 % per quarter (each, a "DEFAULT DIVIDEND") for each quarter or portion thereof following the date on which such redemption was required


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to be made until cured; provided that the aggregate increase shall not exceed
20%. Such dividends shall be payable in the manner set forth in Section 3(b) in equal quarterly installments on March 31, June 30, September 30, and December 31 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such quarterly period being a "DIVIDEND PERIOD"). The first Dividend Payment Date shall be March 31, 2000. The amount of dividends payable on the Senior Preferred Stock for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Senior Preferred Stock shall be computed on the basis of 12 30-day months and a 360-day year and the actual number of days elapsed. Such dividends shall accrue from the date of issue, whether or not in any Dividend Period or Periods (x) there shall be funds of the Corporation legally available for the payment of such dividends or (y) such dividends are declared by the Board of Directors.

        (b) (i) Prior to the first Dividend Payment Date after the fifth anniversary of the issuance of the Senior Preferred Stock (the "CASH PAY DATE"), dividends shall not be payable in cash to holders of shares of Senior Preferred Stock but shall, subject to Section 3(b)(iii) hereof, accrete to the Liquidation Value in accordance with Section 4(a) hereof whether or not such dividends are declared by the Board.

        (ii) On or after the Cash Pay Date, all dividends (together with any Default Dividends) shall be payable is cash, in equal quarterly amounts, to the holders of record of shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board.

        (iii) At the written request of the holders of a majority of the outstanding shares of Senior Preferred Stock, the Corporations shall, commencing on the first Dividend Payment Date after such request and ending immediately prior to the Cash Pay Date, be required to pay all dividends on shares of Senior Preferred Stock by the issuance of additional shares of Senior Preferred Stock ("ADDITIONAL SHARES"). The Additional Shares shall be identical to all other shares of Senior Preferred Stock except as set forth in Section 4(a). The number of Additional Shares to be issued on any Dividend Payment Date shall be equal to the quotient of the aggregate amount of the dividends so payable on such date divided by the Liquidation Value (as defined in Section 4(a)) of an Additional Share. Fractional shares shall not be issued, and the value of any fractional share (based on the applicable Liquidation Value) shall be paid in cash.

        (c) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends


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provided herein. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

        (d) So long as any shares of Senior Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Parity Securities) by the Corporation or any of its subsidiaries, directly or indirectly, for any period (all such payments being hereinafter referred to as a "PARITY SECURITIES DISTRIBUTION"), unless in each case full cumulative dividends on all Senior Preferred Stock and any other Parity Securities for all Dividend Periods ending on or prior to the payment of any Parity Securities Distribution shall have been declared or paid or set aside for payment. For these purposes, any amounts added to the Liquidation Value or paid in Additional Shares shall be deemed to have been paid. When dividends are not paid in full or a sum sufficient for such payment is not set apart as aforesaid, Parity Securities Distributions may be declared or paid upon shares of Senior Preferred Stock and any Parity Securities only if declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and any such Parity Securities.

        (e) So long as any shares of Senior Preferred Stock are outstanding, no dividends or other distributions (other than dividends and distributions payable solely in Junior Securities) shall be declared or paid or set apart for payment upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition in exchange for Junior Securities or pursuant to an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any Junior Securities) by the Corporation or any of its subsidiaries, directly or indirectly (all such payments being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION"), unless in each case (i) the full cumulative dividends on the Senior Preferred Stock and any other Parity Securities for all Dividend Periods ending on or prior to the payment of any Junior Securities Distribution shall have been declared and paid or set apart for payment and (ii) (to the extent payable in cash) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Senior Preferred Stock and any Parity Securities.

        (4) LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the


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Liquidation Value of such share plus any accrued and unpaid dividends to the date of distribution. "LIQUIDATION VALUE" on any date means,

        (x) with respect to any share of Senior Preferred Stock other than any Additional Shares, the sum of (1) $100 per share and (2) the aggregate of all dividends accreted on such share, and

        (y) with respect to any Additional Shares, the Liquidation Value of a share of Senior Preferred Stock immediately prior to the first Dividend Payment Date occurring after a request for payment in Additional Shares has been made in accordance with Section 3(b).

        (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the liquidation preference as aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such other stock as if all amounts payable thereon were paid in full. For the purposes of this Section (4), a consolidation or merger of the Corporation with one or more corporations or a sale or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

        (c) Except as provided herein, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. After payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this Section (4), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

        (5) REDEMPTION. (a) Redemption Upon Consummation of Initial Public Offering. Prior to the fifth anniversary of the date (the "ISSUE DATE") on which shares of Senior Preferred Stock were first issued, the Corporation may, at its option, to the extent it shall have funds legally available for such payment, redeem shares of Senior Preferred Stock, in whole but not in part, at a redemption price per share in cash equal to 115% of the Liquidation Value, together with accrued and unpaid dividends thereon to the date fixed for redemption, without interest, provided that the Corporation shall not redeem any shares of Senior Preferred Stock pursuant to this Section 5(a) unless (i) prior to such redemption an Initial Public Offering shall have been consummated, and
(ii) the aggregate redemption price of the shares of Senior Preferred Stock redeemed


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pursuant to this Section 5(a) does not exceed the net proceeds received by the issuer in such Initial Public Offering.

        "INITIAL PUBLIC OFFERING" shall have the meaning ascribed to such term in the Investors' Agreement dated as of April 15, 1999 among the Corporation and the Shareholders (as defined therein) (the "INVESTORS' AGREEMENT").

        (b) Redemption At the Option of the Corporation after Year Five. On and after the fifth anniversary of the Issue Date, the Corporation may, at its option, to the extent it shall have funds legally available for such payment, redeem shares of Senior Preferred Stock, at any time in whole but not in part, at redemption prices per share in cash (calculated as a percentage of the applicable Liquidation Value) set forth in the table below, together with accrued and unpaid dividends thereon to the date fixed for redemption, without interest:

           During the 12-Month Period           Percentage of Liquidation Value
       Beginning on the Anniversary of the
        Issue Date in the Year Specified
                     Below:
                      2005                                   115.0
                      2006                                   112.0
                      2007                                   109.0
                      2008                                   106.0
                      2009                                   103.0
                      2010                                   100.0

        (c) Redemption In the Event of a Change of Control. In the event of a Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption, upon a date no later than 30 days following the Change of Control, at a redemption price per share in cash equal to 101% of the Liquidation Value, plus accrued and unpaid dividends thereon to the date fixed for redemption, without interest; provided, that the Corporation's obligation to redeem the Senior Preferred Stock pursuant to this Section (5)(c) shall at all times be subject to compliance with the restricted payments covenant contained in the Corporation's 11 7/8 % Senior Subordinated Notes due 2009.

        "CHANGE OF CONTROL" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(2) of the Securities Exchange Act of 1934, as amended, other than any person or group comprised solely of the Initial Investors, (as hereafter defined) has become the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of all classes of voting securities of the Corporation, and such person or group has become the beneficial owner of a greater


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percentage of the voting power of all classes of voting securities of the
Corporation than that beneficially owned by the Initial Investors; or (b) a sale or transfer of all or substantially all of the assets of the Corporation to any person or group (other than any group consisting solely of the Initial Investors or their affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, then in office.

        "INITIAL INVESTORS" means the Shareholders (determined as of the Issue Date, each as defined in the Investors' Agreement.

        (d) Mandatory Redemption. On the tenth anniversary of the Issue Date, the Corporation shall, to the extent it shall have funds legally available for such payment, redeem all outstanding shares of the Series A2 Preferred Stock at a redemption price per share in cash equal to the Liquidation Value, together with accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

        (e) Status of Redeemed Shares. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock.

        (f) Failure to Redeem. If the Corporation is unable or shall fail to discharge any obligation it may have to redeem all outstanding shares of Senior Preferred Stock pursuant to Section 5(c) or 5(d) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Senior Preferred Stock shall not be fully discharged, the Corporation shall not (i) declare or make any Parity Securities Distribution (except in connection with any dividend payment or mandatory redemption, sinking fund or other similar obligation in respect of any Parity Securities to be satisfied pro rata with the Senior Preferred Stock) or (ii) declare or make any Junior Securities Distribution.

        (g) Failure to Pay Dividends. Notwithstanding the foregoing provisions of this Section 5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all Dividend


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Periods terminating on or prior to the applicable redemption date, none of the shares of Senior Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Senior Preferred Stock are redeemed pro rata.

        (6) Procedure for Redemption. (a) If the Corporation shall redeem shares of Senior Preferred Stock pursuant to Sections 5(a), (b) or (c),

        (i) Notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 20 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to a holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (v) the redemption date; (w) the number of shares of Senior Preferred Stock of such holder and in the aggregate to be redeemed; (x) the redemption price; (y) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (z) that unless the Corporation shall default in the payment of the redemption price, dividends on the shares to be redeemed will cease to accrue on such redemption date.

        (ii) Notice having been mailed as provided herein, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

        (b) In the case of a redemption pursuant to Section 5(c) hereof,

        (i) Notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 10 days following the occurrence of the Change of Control and not less than 20 business days prior to the redemption date, to each holder of record of shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to a holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (u) that a Change of Control has occurred; (v) the


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redemption date; (w) the redemption price; (x) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior Preferred Stock held by such holder; (y) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (z) that unless the Corporation shall default in the payment of the redemption price, dividends on the shares to be redeemed will cease to accrue on such redemption date.

        (ii) Upon receipt of such notice, the holder shall, prior to the redemption date, notify the Corporation as to the number of shares of Senior Preferred Stock such holder elects to cause the Corporation to redeem, if any.

        (iii) Notice having been mailed as provided in Section 6(b) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as any holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

        (7) VOTING RIGHTS. (a) Without the affirmative vote of the holders of a majority of the outstanding shares of Senior Preferred Stock, whether at a meeting of the holders of Senior Preferred Stock called for such purpose or by written consent, the Corporation will not

        (i) (A) amend, alter or repeal any provision of the Articles of Incorporation (by amendment, merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock (provided that any such amendment that decreases the dividend payable on or the Liquidation Value of the Senior Preferred Stock or extends the maturity of the Senior Preferred Stock shall require the affirmative vote of the holders of each share of Senior Preferred Stock); or (B) except for the conversion of the Series A1 Preferred Stock into Series A2 Preferred Stock as contemplated by Article III, Section
(B)(9) hereof, change the Senior Preferred Stock into any other securities, cash or other property;

        (ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security


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

convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create, authorize and issue Parity Securities for the purpose of utilizing the proceeds from the issuance of such Parity Securities for the redemption of all outstanding shares of Senior Preferred Stock in accordance with the terms hereof, or

        (iii) merge or consolidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Corporation unless, in the case of a merger or consolidation, (A) the rights, powers and preferences of the Senior Preferred Stock continue unimpaired and on identical terms after such transaction and the Senior Preferred Stock is not reclassified or converted into another security, asset or cash and (B) the surviving corporation has a Consolidated Net Worth (immediately following any such transaction) at least equal to that of the Corporation immediately prior to such transaction.

        "CONSOLIDATED NET WORTH" means at any date anal with respect to any Person, the consolidated stockholders' equity, of such Person and its consolidated subsidiaries less their consolidated Intangible Assets, all determined as of such date in accordance with U.S. generally accepted accounting principles applied on a consistent basis with those used by the Corporation in connection with its most recently audited consolidated financial statements. For purposes of this definition, "INTANGIBLE ASSETS" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and all equity investments in Persons which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

        (b) In exercising the voting rights set forth in this Section (7), each share of Senior Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $100 of liquidation value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

        (8) REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of


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1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

          (9) CONVERSION. Immediately upon the filing of the Certificate of Amendment to the Amended and Restated Articles Of Incorporation with the Secretary of State of the State of California ("Conversion Event"), each share of the Series A1 Preferred Stock shall be automatically converted into one share of Series A2 Preferred Stock. Any holder of Series A1 Preferred Stock immediately prior to the Conversion Event may (but shall not be required to) surrender his stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the correct number of shares of Series A2 Preferred Stock to which the holder is entitled under the provisions of these Restated Articles.

        (10) GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

        (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

        (c) The headings of the sections, subsections, clauses and subclauses used herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

        (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, liquidation preference and redemption and repurchase of such securities by the Corporation are subject to restrictions on the Corporation contained in any credit and financing agreements which may from time to time be in effect.

        (C) RIGHTS, PREFERENCES AND RESTRICTIONS OF COMMON STOCK. Each of the shares of Common Stock shall be identical in all respects and shall have equal rights and privileges, except as set forth below:

        Voting. Each share of Class A Common Stock shall entitle the holder thereof to one vote. Each share of Class B Common Stock shall entitle the holder thereof to the number of votes equal to (x) the sum of (A) the aggregate number of shares of outstanding Class B Common Stock and (B) if the holders of Class C Common Stock are not entitled to vote upon the matter in question, the aggregate number of shares of outstanding Class C Common Stock, divided by (y) the aggregate number of shares of outstanding Class B Common Stock, all determined as of the relevant record date. Holders of shares of Class C Common Stock shall not be entitled to vote for the election of directors. Holders of shares of Class C Common Stock shall not be entitled to vote on any other matter except as may be required by applicable law, in which case each share of Class C Common Stock shall entitle the holder thereof to one vote. The holders of the Class A Common Stock and Class B Common


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

Stock (and Class C Common Stock, if applicable) shall vote together as a single class, except as may be required by applicable law.

        Conversion. (a) CLASS A COMMON STOCK.

        Automatic. Each share of Class A Common Stock will automatically, and without any further action by the record holder thereof, the Corporation or anyone else, convert into one fully paid and nonassessable share of Class C Common Stock upon the date that such share of Class A Common Stock is transferred to a record holder of Class C Common Stock. Upon the occurrence of such event, stock certificates formerly representing shares of Class A Common Stock shall thereafter be deemed to represent the number of shares of Class C Common Stock into which the shares of Class A Common Stock formerly represented by such stock certificates have been converted.

        (b) CLASS B COMMON STOCK.

        Optional. Each holder of record of Class B Common Stock may at any time convert any or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Notwithstanding the foregoing, no such conversion shall be made unless (i) the holders of the remaining shares of Class B Common Stock would be entitled to designate a majority of the Board of Directors of the Corporation, or (ii) such entitlement is not required in order for the Corporation to continue to perform classified work. Any such conversion may be effected by any holder of the Class B Common Stock surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock, together with a written notice to the Corporation or such transfer agent that such holder elects to convert such shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for shares of the Class A Common Stock to be issued. Promptly thereafter, the Corporation or such transfer agent shall issue and deliver to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of the Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the close of business on the date of the receipt by the Corporation or such transfer agent of the certificates for the shares being surrendered, and the holders entitled to receive the shares of the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of the Class A Common Stock on such date.

        Automatic. Each share of Class B Common Stock will automatically, and without any further action by the record holder thereof, the Corporation or anyone else, convert into one fully paid and nonassessable Class A Common Stock upon the date upon which no shares of Class C Common Stock are outstanding. On and after


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

such date, stock certificates formerly representing shares of Class B Common Stock shall thereafter be deemed to represent the number of shares of Class A Common Stock into which the shares of Class B Common Stock formerly represented by such stock certificates have been converted. Notice of such conversion shall be sent to all record holders of Class B Common Stock not more than 15 days after the occurrence of such event, but the failure of the Corporation to give such notice shall not affect the validity of such conversion.

        In addition, each share of Class B Common Stock will automatically, and without any further action by the record holder thereof, the Corporation or anyone else, convert into one fully paid and nonassessable share of Class C Common Stock upon the date that such share of Class B Common Stock is transferred to a record holder of Class C Common Stock. Upon the occurrence of such event, stock certificates formerly representing shares of Class B Common Stock shall thereafter be deemed to represent the number of shares of Class C Common Stock into which the shares of Class B Common Stock formerly represented by such stock certificates have been converted.

               (c) CLASS C COMMON STOCK. Each holder of record of the Class C Common Stock may at any time convert any or all of such holder's shares of Class C Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of the Class A Common Stock for each share of the Class C Common Stock surrendered for conversion. Notwithstanding the foregoing, no such conversion shall be made unless (i) the Corporation could continue to perform classified work in circumstances where the holders of the Class C Common Stock held instead an equal number of shares of Class A Common Stock, or (ii) such holder of Class C Common Stock is transferring such shares of Class C Common Stock to a person or entity that is not a record holder of Class C Common Stock. Any such conversion may be effected by any holder of the Class C Common Stock surrendering such holder's certificate or certificates for the Class C Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class C Common Stock, together with a written notice to the Corporation or such transfer agent that such holder elects to convert such shares of Class C Common Stock and stating the name or names in which such holder desires the certificate or certificates for shares of the Class A Common Stock to be issued. Promptly thereafter, the Corporation or such transfer agent shall issue and deliver to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of the Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the close of business on the date of the receipt by the Corporation or such transfer agent of the certificate for the shares being surrendered, and the holders entitled to receive the shares of the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of the Class A Common Stock on such date.

        The reason for the conversion provisions relating to the Class C Common Stock is to preserve the Corporation's facility security clearance.

        FOURTH: (1) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

        (2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by California Law. The right to indemnification conferred in this ARTICLE FOURTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by California Law. The right to indemnification conferred in this ARTICLE FOURTH shall be a contract right.

               (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers or employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by California law.

        (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under California Law.

        (4) The rights and authority conferred iii this ARTICLE FOURTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

        (5) Neither the amendment nor repeal of this ARTICLE FOURTH, nor adoption of any provision of these Articles of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by California Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE FOURTH in respect of any acts of omissions occurring prior to such amendment, repeal, adoption or modification.

               FIFTH: Notwithstanding any of the foregoing, the Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with its agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

               SIXTH: The Corporation reserves the right to amend these Articles of Incorporation in any manner permitted by California Law and, with the sole exception of those rights and powers conferred under the above ARTICLE FOURTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this: reserved power.

The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation. The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 21,407,891 shares of Class A Common Stock, 2,551,053 shares of Class B Common Stock and 26,948,947 shares of Class C Common Stock, of which the number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being more than a majority of each of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

I further declare under penalty of perjury of the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed at San Jose, California, on February , 2000.


                                        /s/ ROBERT E. YOUNG II
                                        ----------------------------------
                                        Robert E. Young II,
                                        Chief Executive Officer


                                        /s/ JOHN TAFT
                                        ----------------------------------
                                        John Taft, Secretary




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